UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C

(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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☐	Preliminary Information Statement

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☒	Definitive Information Statement

AMG Funds I

(Name of Registrant as Specified In Its Charter)

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	1)	Title of each class of securities to which transaction applies:

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600 Steamboat Road, Suite 300

Greenwich, Connecticut 06830

203-299-3500

www.amgfunds.com

AMG Managers CenterSquare Real Estate Fund

INFORMATION STATEMENT

Important Notice Regarding the Availability of this Information Statement.

This information statement is available at

https://www.amgfunds.com/products/centersquare_real_estate_fund_mresx.html

This information statement is being provided to the shareholders of AMG Managers CenterSquare Real Estate Fund (the “Fund”), a series of AMG Funds I, a Massachusetts business trust (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Trust has received from the Securities and Exchange Commission (the “SEC”). This exemptive order permits the Trust’s investment manager to hire unaffiliated subadvisers or materially amend subadvisory agreements with unaffiliated subadvisers with the approval of the Board of Trustees of the Trust (the “Board” or the “Trustees”), but without obtaining shareholder approval. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed to shareholders of the Fund on or about April 2, 2018.

I. CenterSquare Investment Management LLC and the New Subadvisory Agreement

CenterSquare Investment Management LLC (the “Subadviser”) currently serves as the Fund’s subadviser. Prior to January 2, 2018, CenterSquare Investment Management, Inc., a wholly owned subsidiary of The Bank of New York Mellon Corporation, served as the Fund’s subadviser. On January 2, 2018, CSIM Investment Management LLC, which has since been renamed CenterSquare Investment Management LLC and is owned by private funds sponsored by Lovell Minnick Partners, certain co-investors, and the Subadviser’s management team, purchased 100% of CenterSquare Investment Management, Inc.’s assets (the “Transaction”). CSIM Investment Management LLC, CenterSquare Investment Management, Inc. and CenterSquare Investment Management LLC are referred to collectively herein as “CenterSquare.” The Transaction did not and is not expected to result in any change in the Fund’s investment objectives and investment strategies, the services provided to the Fund by CenterSquare prior to the Transaction, or the Fund’s preexisting investment management team, structure and operations.

At an in-person meeting held on December 7, 2017, the Board, including a majority of the Trustees who are not “interested persons” (within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Trust (the “Independent Trustees”), was informed that the Transaction may be deemed a change of control of CenterSquare Investment Management, Inc., thereby constituting an assignment of the Fund’s then current subadvisory agreement between AMG Funds LLC (“AMGF” or the “Manager”) and CenterSquare Investment Management, Inc. dated March 1, 2006, as amended through the date of the Board meeting (the “Former Subadvisory Agreement”), which would terminate the Former Subadvisory Agreement in accordance with its terms and the 1940 Act. To maintain continuity in the provision of the subadvisory services to the Fund following the Transaction, the Board, and separately a majority of the Independent Trustees, approved a new subadvisory agreement between AMGF and CSIM Investment Management LLC (subsequently renamed CenterSquare Investment Management LLC) with respect to the Fund, to take effect upon the closing of the Transaction (the “New Subadvisory Agreement”). The New Subadvisory Agreement took effect on January 2, 2018.

The terms of the New Subadvisory Agreement approved by the Board are not materially different from the terms of the Former Subadvisory Agreement. The Board, and separately a majority of the Independent Trustees, last approved the continuation of the Former Subadvisory Agreement on June 28-29, 2017.

Under the Fund Management Agreement between the Trust and the Manager with respect to the Fund, dated August 1, 2000, as thereafter amended (the “Management Agreement”), the Fund pays the Manager a fee equal to 0.60% per annum of the average daily net assets of the Fund. From this fee, under the terms and conditions of both the Former Subadvisory Agreement and the New Subadvisory Agreement, the Manager pays the Subadviser a quarterly gross investment subadvisory fee for each calendar quarter at an annual rate equal to 0.45% per annum of the average daily net assets of the Fund for the first $50 million of assets under management, 0.40% for the next $50 million, 0.35% for the next $50 million, 0.325% for the next $50 million, and 0.30% on amounts in excess of $200 million, provided that, if the quarterly gross investment subadvisory fee for any calendar quarter would equal less than 0.32% of the average daily net assets of the Fund, a quarterly gross investment subadvisory fee of 0.32% of the average daily net assets of the Fund shall be paid to the Subadviser for such quarter. Recently, the Fund changed its fiscal year end from October 31 to December 31. The Fund’s fiscal period ended December 31 includes only the period from November 1, 2017 to December 31, 2017. The

Manager paid CenterSquare $1,239,410 and $179,373 under the Former Subadvisory Agreement for the fiscal year ended October 31, 2017 and the fiscal period ended December 31, 2017, respectively. There is no change in the management fee paid by the Fund as a result of the Transaction and the New Subadvisory Agreement. The fees paid to the Subadviser under the New Subadvisory Agreement are not paid by the Fund but are paid by the Manager out of the management fees the Manager receives from the Fund.

Pursuant to the terms of the New Subadvisory Agreement, the Subadviser serves as the discretionary asset manager of the Fund, and manages the composition of the Fund’s assets, including the purchase, retention and disposition thereof, in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Fund’s Prospectus and Statement of Additional Information.

Additionally, the Subadviser or a proxy voting service authorized by the Subadviser is authorized to exercise voting authority with respect to proxies that the Fund is entitled to vote by virtue of the ownership of assets of the Fund, provided that such authority may be revoked in whole or in part by the Manager at any time upon notice to the Subadviser and provided further that the exercise of such authority shall be subject to review by the Manager and the Trustees.

The Subadviser is also authorized under the New Subadvisory Agreement to select brokers, dealers and futures commission merchants to execute portfolio transactions initiated by the Subadviser, and to select the markets on or in which the transactions will be executed. In doing so, the Suabdviser’s primary responsibility is to seek to obtain the best net price and execution for the Fund.

The New Subadvisory Agreement requires the Subadviser to provide fair and equitable treatment to the Fund in the allocation of investment opportunities. The New Subadvisory Agreement will have an initial term ending two years after January 2, 2018, and then continue in effect, unless terminated as described below, for successive one year periods, so long as the continuance is approved at least annually (a) by the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) or (b) by the vote of a majority of the Trustees, provided that in either event the continuance is also approved by the vote of a majority of the Trustees who are not parties to such agreements or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the continuance. The New Subadvisory Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).

The New Subadvisory Agreement may be terminated: (i) by the Manager at any time without penalty upon reasonable written notice to the Subadviser and the Trust, (ii) at any time without penalty by the Trustees or by vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) on not more than sixty (60) days’ written notice to the Subadviser, or (iii) by the Subadviser at any time without penalty upon thirty (30) days’ written notice to the Manager and the Trust.

The New Subadvisory Agreement provides that the Subadviser shall not be subject to any liability for any act or omission, error of judgment, or mistake of law or for any loss suffered by the Manager or the Trust in connection with the matters to which the New Subadvisory Agreement relates, except by reason of the Subadviser’s willful malfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of the Subadviser’s reckless disregard of its obligations and duties under the New Subadvisory Agreement.

The New Subadvisory Agreement is attached as Exhibit A.

II. The Trust and its Management Agreement

The Fund is a series of the Trust. Under the terms of the Management Agreement, the Manager selects, subject to review and approval by the Trustees, one or more subadvisers to manage the investment portfolio of the Fund, reviews and monitors the performance of subadvisers, and recommends changes in the roster of subadvisers to the Trustees as appropriate. The Manager also allocates the Fund’s assets among the Fund’s subadvisers, if applicable, and the portion of the Fund’s assets managed by a subadviser may be adjusted from time to time in the sole discretion of the Manager. As compensation for its services, the Manager receives a management fee from the Fund, and the Manager is responsible for payment of all fees payable to the subadvisers of the Fund. The Fund, therefore, pays no fees directly to the subadvisers. The Manager also serves as administrator to the Fund pursuant to an administration agreement.

The Manager recommends subadvisers for the Fund to the Trustees based upon the Manager’s continuing quantitative and qualitative evaluation of the subadvisers’ skills in managing assets subject to specific investment styles and strategies. Short-term investment performance, by itself, is not a significant factor in hiring or terminating a subadviser, and the Manager does not expect to make frequent changes of subadvisers.

At any given time, each subadviser serves pursuant to a separate subadvisory agreement between the Manager and that subadviser. Generally, a subadviser does not provide any services to the Fund under the subadvisory agreement except portfolio investment management and related record-keeping services. A subadviser or an affiliated broker-dealer may execute portfolio transactions for the Fund and receive brokerage commissions, or markups/markdowns, in connection with the transactions as permitted by Sections 17(a) and 17(e) of the 1940 Act, and the rules thereunder, and the terms of any exemptive order issued by the SEC. The Trustees have approved procedures in conformity with Rule 10f-3 under the 1940 Act whereby the Fund may purchase securities that are offered in underwritings in which an affiliate of the Fund’s subadviser participates. For underwritings where a subadviser affiliate participates as a principal underwriter, certain restrictions may apply that could, among other things, limit the amount of securities that the Fund could purchase in the underwritings.

Information about CenterSquare Investment Management LLC

The following is a description of the Subadviser, which is based solely on information provided by the Subadviser. The Subadviser is not affiliated with the Manager.

The Subadviser is located at 630 West Germantown Pike, Suite 300, Plymouth Meeting, Pennsylvania 19462. The Subadviser (and its predecessor) was formed in 1987 and focuses on actively managed real estate and infrastructure strategies. Certain private funds sponsored by Lovell Minnick Partners, a private equity firm with expertise in investing in the financial and related business services sectors, along with certain co-investors, have a majority ownership interest in the Subadviser based on invested capital, and the Subadviser’s management team owns the remainder of the company. As of December 31, 2017, CenterSquare managed approximately $9.6 billion of real estate and infrastructure securities and approximately $840 million (gross) of private equity real estate investments.

CenterSquare Investment Management LLC Directors, Officers and Control Persons

As noted above, the Transaction did not and is not expected to result in any change in the Fund’s investment objective and investment strategies or the services provided by CenterSquare to the Fund prior to the Transaction. Information about the chief officers, directors and direct control persons of the Subadviser is set forth in the table below. Unless otherwise noted, the address of each individual or entity listed below is 630 West Germantown Pike, Suite 300, Plymouth Meeting, Pennsylvania 19462. The Subadviser is a limited liability company formed under the laws of the State of Delaware. The Subadviser is 100% owned by CenterSquare Investment Management Holdings LLC (“CenterSquare Holdings LLC”). Lovell Minnick Partners-sponsored private funds and certain co-investors own approximately 80% of the equity interests of CenterSquare Holdings LLC based on capital funded, and certain members of the Subadviser’s management team own approximately 20% of the equity interests of CenterSquare Holdings LLC based on capital funded. Through its control as the general partner of the private funds sponsored by the firm, Lovell Minnick Partners may be deemed to indirectly control the Subadviser. The address of Lovell Minnick Partners is 150 N. Radnor Chester Road, A200, Radnor, Pennsylvania 19087. The investors in the private funds sponsored by Lovell Minnick Partners include endowments, insurance companies and pension funds. The foregoing notwithstanding, as a result of the allocation of profits interests in CenterSquare Holdings LLC, the Subadviser’s management team has a significant ongoing economic interest which is well in excess of the equity position of the Subadviser’s management team described above.

E. Todd Briddell	Chief Executive Officer and Chief Investment Officer
Frank J. Ferro	General Counsel
Deborah Flickinger	Chief Operating Officer
Joseph Law	Chief Financial Officer and Chief Compliance Officer
Scott Maguire	Managing Director/Global Head of Client Service and Marketing
David L. Rabin	Managing Director, Private Real Estate
Dean Frankel	Global Head, Real Estate Securities
Mark B. Greco	Managing Director, Private Real Estate
Scott T. Crowe	Chief Investment Strategist
Jason S. Barg	Principal, Lovell Minnick Partners 150 N. Radnor Chester Road, A200 Radnor, Pennsylvania 19087
James E. Minnick	Co-Chairman, Lovell Minnick Partners 150 N. Radnor Chester Road, A200 Radnor, Pennsylvania 19087
CenterSquare Holdings LLC	Member

Portfolio Managers

Dean Frankel, CFA, and Eric Rothman, CFA, are the portfolio managers jointly and primarily responsible for the day-to-day management of the Fund. Mr. Frankel has served as co-manager of the Fund since March 2004. Mr. Frankel is the Global Head of Real Estate Securities of CenterSquare. He joined CenterSquare in 1997. Mr. Frankel is responsible for management of CenterSquare’s proprietary research process, as well as analyzing and interpreting the implications of major events and economic trends. He manages the daily operations of the real estate securities portfolios, and has ultimate decision making authority for the core U.S. and Global REIT strategies. Mr. Frankel received a B.S. in Economics from the University of Pennsylvania’s Wharton School of Business. Eric Rothman joined CenterSquare in 2006 and is a Portfolio Manager. He is responsible for market research, sector allocations, and financial modeling across the real estate securities universe. He has over twenty years of real estate investment trust (“REIT”) and real estate investment experience. Prior to joining CenterSquare, Mr. Rothman spent more than six years as a sell-side REIT analyst at Wachovia Securities and three years as an analyst at AEW Capital Management, LP. Mr. Rothman graduated cum laude from Boston University with a B.A. in Economics, International Relations and French.

Other Funds with Similar Investment Objectives Managed by CenterSquare

The Subadviser does not currently act as an investment advisor or subadviser with respect to other investment companies registered under the 1940 Act with a similar investment objective to that of the Fund.

III. Board of Trustees’ Recommendation

At an in-person meeting held on December 7, 2017, the Board, and separately a majority of the Independent Trustees, approved the New Subadvisory Agreement between the Manager and the Subadviser relating to the Fund. The New Subadvisory Agreement was presented for approval because the Former Subadvisory Agreement between the Manager and the Subadviser relating to the Fund was expected to terminate in connection with the Transaction.

The Independent Trustees were separately represented by independent legal counsel in connection with their consideration of the approval of the New Subadvisory Agreement. In considering the New Subadvisory Agreement, the Trustees considered the information relating to the Fund and CenterSquare provided to them in connection with their December 7, 2017 meeting, and also considered generally the information relating to the Fund and CenterSquare provided to them in connection with their meeting on June 28-29, 2017, which was the meeting in which the Trustees considered and approved the renewal of the Former Subadvisory Agreement for an additional one year period. In connection with the June 28-29, 2017 meeting, the information provided to the Trustees relating to the Fund included comparative performance, fee and expense information for an appropriate peer group of similar mutual funds (the “Peer Group”), performance information for relevant benchmark indices (the “Fund Benchmark”) and, with respect to CenterSquare, comparative performance information for an appropriate peer group of managed accounts. The Trustees also considered the other information provided to them on a periodic basis throughout the year, including at their meeting on June 28-29, 2017, regarding the nature, extent and quality of services provided by CenterSquare under the Former Subadvisory Agreement. Prior to voting, the Independent Trustees met with their independent legal counsel in a private session at which no representatives of management were present.

Nature, extent and quality of services. In considering, at their June 28-29, 2017 meeting, the nature, extent and quality of the services provided by CenterSquare, the Trustees reviewed information relating to CenterSquare’s financial condition, operations and personnel and the investment philosophy, strategies and techniques (the “Investment Strategy”) used in managing the Fund. Among other things, the Trustees reviewed biographical information on portfolio management and other professional staff, information regarding CenterSquare’s organizational and management structure and CenterSquare’s brokerage policies and practices. The Trustees considered specific information provided regarding the experience of the individuals at CenterSquare with portfolio management responsibility for the Fund, including the information set forth in the Fund’s prospectus and statement of additional information. In the course of their deliberations at such meeting, the Trustees evaluated, among other things: (a) the services rendered by CenterSquare in the past; (b) the qualifications and experience of CenterSquare personnel; and (c) CenterSquare’s compliance program. The Trustees also took into account, at their December 7, 2017 meeting, the financial condition of CenterSquare with respect to its ability to provide the same level of services under the New Subadvisory Agreement as under the Former Subadvisory Agreement. The Trustees also considered CenterSquare’s risk management processes.

The Trustees, at their December 7, 2017 meeting, reviewed information relating to the Transaction and the role of current CenterSquare personnel under the New Subadvisory Agreement following the Transaction and noted that the role of such personnel would be identical. The Trustees considered the investment philosophy, strategies and techniques that are intended to be used by

CenterSquare in managing the Fund. Among other things, the Trustees reviewed updated biographical information on portfolio management and other professional staff and information regarding CenterSquare’s organizational and management structure. The Trustees considered specific information provided regarding the experience of the individuals at CenterSquare with portfolio management responsibility for the Fund, including the information set forth in the Fund’s prospectus and statement of additional information. In this regard, the Trustees observed that CenterSquare had extensive experience managing real estate strategies. The Trustees noted that CenterSquare has served as subadviser to the Fund since 2004 and that the same personnel would continue to serve as portfolio managers to the Fund.

Performance. Among other information relating to the Fund’s performance, the Trustees noted, at their June 28-29, 2017 meeting, that the Fund’s performance for Class N shares (which share class has the earliest inception date of all the share classes of the Fund and the largest amount of assets of all the share classes of the Fund) for the 1-year, 3-year, 5-year and 10-year periods ended March 31, 2017 was below, above, above and above, respectively, the median performance of the Peer Group and above the performance of the Fund Benchmark, the Dow Jones U.S. Select REIT Index. The Trustees took into account management’s discussion of the Fund’s performance, both at their June 28-29, 2017 meeting and at their December 7, 2017 meeting. At their June 28-29, 2017 meeting, the Trustees took into account the Fund’s outperformance relative to the Fund Benchmark and the reasons for the Fund’s more recent underperformance relative to its Peer Group. At such meeting, the Trustees also noted that Class N shares of the Fund ranked in the top decile relative to its Peer Group for the 10-year period and in the top quintile relative to its Peer Group for the 3-year and 5-year periods. At such meeting, the Trustees also considered the gross performance of the Fund by CenterSquare as compared to CenterSquare’s relevant performance composite that utilizes the same investment strategy and approach and noted that the Board reviews on a quarterly basis detailed information about both the Fund’s performance results and portfolio composition, as well as CenterSquare’s Investment Strategy. At their December 7, 2017 meeting, the Trustees also considered more recent performance information, noting that the Fund’s performance was below, above, above and above the performance of the Fund Benchmark for the 1-year, 3-year, 5-year and 10-year periods ended September 30, 2017.

Subadvisory Fees and Profitability. The Trustees noted that the Investment Manager, and not the Fund, is responsible for paying the fees charged by CenterSquare. In considering the reasonableness of the subadvisory fee, the Trustees relied on the ability of the Investment Manager to negotiate the terms of the New Subadvisory Agreement at arm’s length as part of the manager-of-managers structure, noting that CenterSquare is not affiliated with the Investment Manager.

In addition, the Trustees considered other potential benefits of the subadvisory relationship to CenterSquare, including, among others, the indirect benefits that CenterSquare may receive from its relationship with the Fund, including any so-called “fallout benefits” to CenterSquare, such as reputational value derived from CenterSquare serving as subadviser to the Fund. In addition, the Trustees noted that the subadvisory fees are paid by the Investment Manager out of its advisory fee. As a consequence of all of the foregoing, the cost of services to be provided by CenterSquare and the profitability to CenterSquare of its relationship with the Fund were not material factors in the Trustees’ deliberations. For similar reasons, the Trustees did not consider potential economies of scale in the management of the Fund by CenterSquare to be a material factor in their deliberations at this time. Taking into account all of the foregoing, the Trustees concluded that, in light of the nature, extent and quality of the services provided to-date by CenterSquare, and the other considerations noted above with respect to CenterSquare, the Fund’s subadvisory fees are reasonable.

* * * *

After consideration of the foregoing, the Trustees also reached the following conclusions (in addition to the conclusions discussed above) regarding the New Subadvisory Agreement: (a) CenterSquare has demonstrated that it possesses the capability and resources to perform the duties required of it under the New Subadvisory Agreement; (b) CenterSquare’s Investment Strategy is appropriate for pursuing the Fund’s investment objectives; and (c) CenterSquare maintains appropriate compliance programs.

Based on all of the above-mentioned factors and related conclusions, with no single factor or conclusion being determinative and with each Trustee not necessarily attributing the same weight to each factor, the Trustees concluded that approval of the New Subadvisory Agreement would be in the best interests of the Fund and its shareholders. Accordingly, on December 7, 2017, the Trustees, and separately a majority of the Independent Trustees, voted to approve the New Subadvisory Agreement for the Fund.

IV. Additional Information

The Manager serves as investment manager and administrator of the Trust. The Manager is a subsidiary of Affiliated Managers Group, Inc. (“AMG”). AMG Distributors, Inc. (“AMGDI”), a wholly owned subsidiary of the Manager, serves as distributor of the Fund. The Manager and AMGDI are located at 600 Steamboat Road, Suite 300, Greenwich, Connecticut 06830. AMG is located at 777 South Flagler Drive, West Palm Beach, Florida 33401.

Financial Information

The Fund’s most recent annual and semi-annual reports are available upon request, without charge, by writing to AMG Funds LLC, 600 Steamboat Road, Suite 300, Greenwich, Connecticut 06830, by calling 1-800-835-3879, or by accessing the Fund’s website at www.amgfunds.com.

Shareholders Sharing the Same Address

The Fund will mail only one copy of this information statement to a household, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received contrary instructions from one or more of the shareholders. If you need additional copies of this information statement and you are a holder of record of your shares, please call the Fund at 1-800-835-3879. If your shares are held in broker street name, please contact your financial service firm to obtain additional copies of this information statement. If in the future you do not want the mailing of information statements to be combined with those of other members of your household, or if you have received multiple copies of this information statement and want future mailings to be combined with those of other members of your household, please contact the Fund in writing at AMG Funds I, 600 Steamboat Road, Suite 300, Greenwich, Connecticut 06830, or by telephone at 1-800-835-3879, or contact your financial service firm. The Fund undertakes to deliver promptly upon written or oral request a separate copy of this information statement to a security holder at a shared address to which a single copy of the document was delivered.

Beneficial Owners and Management Ownership

As of March 13, 2018, the following persons or entities owned beneficially or of record 5% or more of the outstanding shares of each class of the Fund:

AMG Managers CenterSquare Real Estate Fund

Name and Address	Number of Shares Owned	Percentage of Class
Class N
National Financial Services LLC For the Exclusive Benefit of Our Customers 499 Washington Boulevard, Floor 5 Jersey City, New Jersey 07310-2010	7,321,601.644	34.56%
Charles Schwab & Co. Inc. Special Custody Account for the Exclusive Benefit of Customers Attn: Mutual Funds 101 Montgomery Street San Francisco, California 94104-4122	5,394,115.390	25.46%
Pershing LLC 1 Pershing Plaza Jersey City, New Jersey 07399-0002	2,146,761.796	10.13%
TD Ameritrade Inc. For the Exclusive Benefit of Our Clients P.O. Box 2226 Omaha, Nebraska 68103-2226	1,291,467.538	6.10%
Class I
Merrill Lynch Pierce Fenner & Smith Inc. For the Sole Benefit of its Customers 4800 Deer Lake Drive East Jacksonville, Florida 32246-6484	1,631,341.376	27.20%
National Financial Services LLC For the Exclusive Benefit of Our Customers Attn: Mutual Funds Departments, 4th Floor 499 Washington Boulevard Jersey City, New Jersey 07310-2010	1,201,748.243	20.03%

Wells Fargo Clearing Services LLC 2801 Market Street Saint Louis, Missouri 63103	772,110.391	12.87%
UBS WM USA Special Custody Account for the Exclusive Benefit of Customers of UBSFSI 1000 Harbor Boulevard Weehawken, New Jersey 07086	310,527.901	5.18%
Class Z
Gerald Dillenburg and Cheryl Dillenburg JTWROS c/o AMG Funds LLC 600 Steamboat Road, Suite 300 Greenwich, Connecticut 06830	14,269.261	100%

As of March 13, 2018, all management personnel (i.e., Trustees and Officers) as a group owned beneficially less than 1% of the outstanding shares of the Fund, with the exception of Class Z of the Fund, where all management personnel as a group owned 100% of the outstanding shares.

Shareholder Proposals

The Trust does not hold regularly scheduled meetings of the shareholders of the Fund. Any shareholder proposal for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders.

March 28, 2018

By Order of the Trustees,

/s/ Mark J. Duggan

Mark J. Duggan

Secretary

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Exhibit A

SUBADVISORY AGREEMENT

Attention: CSIM Investment Management LLC

Re:             Subadvisory Agreement

The AMG Managers CenterSquare Real Estate Fund (the “Fund”) is a series of a Massachusetts business trust (the “Trust”) that is registered as an investment company under the Investment Company Act of 1940, as amended (the “Act”), and subject to the rules and regulations promulgated thereunder.

AMG Funds LLC (the “Manager”) acts as the manager and administrator of the Trust pursuant to the terms of a Management Agreement with the Trust. The Manager is responsible for the day-to-day management and administration of the Fund and the coordination of investment of the Fund’s assets. However, pursuant to the terms of the Management Agreement, specific portfolio purchases and sales for the Fund’s investment portfolios or a portion thereof, are to be made by advisory organizations recommended by the Manager and approved by the Trustees of the Trust.

1. Appointment as a Subadvisor. The Manager, being duly authorized, hereby appoints and employs CSIM Investment Management LLC (“Subadvisor”) as a discretionary asset manager, on the terms and conditions set forth herein, of those assets of the Fund which the Manager determines to allocate to the Subadvisor (those assets being referred to as the “Fund Account”). The Manager may, from time to time, with the consent of the Subadvisor, make additions to the Fund Account and may, from time to time, make withdrawals of any or all of the assets in the Fund Account.

2. Portfolio Management Duties.

(a) Subject to the supervision of the Manager and of the Trustees of the Trust, the Subadvisor shall manage the composition of the Fund Account, including the purchase, retention and disposition thereof, in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Fund’s Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information for the Fund as currently in effect and as amended or supplemented in writing from time to time, being herein called the “Prospectus”). The Subadvisor’s responsibility for providing portfolio management services hereunder shall be limited to only the Fund Account, and the Subadvisor agrees that it shall not consult with any investment advisor(s) (within the meaning of the Act) to the Fund or any other registered investment company or portfolio series thereof under common control with the Fund concerning transactions for the Fund Account in securities or other assets such that the exemptions under

Rule 10f-3, Rule 12d3-1 and/or Rule 17a-10 under the Act would not be available with respect to the Fund. The Subadvisor or Proxy voting service engaged by the Subadvisor shall exercise voting authority with respect to proxies that the Fund is entitled to vote by virtue of the ownership of assets attributable to that portion of the Fund for which the Subadvisor has investment management responsibility, provided that such authority may be revoked in whole or in part by the Manager at any time upon notice to the Subadvisor and provided further that the exercise of such authority shall be subject to review by the Manager and the Trustees of the Trust. The Subadvisor or Proxy voting service engaged by the Subadvisor shall exercise its proxy voting authority hereunder in accordance with such proxy voting policies and procedures as the Manager or the Trust may designate from time to time. The Subadvisor shall provide such information relating to its exercise of proxy voting authority hereunder (including the manner in which it has voted proxies and its resolution of conflicts of interest) as reasonably requested by the Manager from time to time.

(b) The Subadvisor shall maintain such books and records pursuant to Rule 31a-1 under the Act and Rule 204-2 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), with respect to the Fund Account as shall be specified by the Manager from time to time, and shall maintain such books and records for the periods specified in the rules under the Act or the Advisers Act. In accordance with Rule 31a-3 under the Act, the Subadvisor agrees that all records under the Act shall be the property of the Trust.

(c) The Subadvisor shall provide the Trust’s Custodian, and the Manager on each business day with information relating to all transactions concerning the Fund Account. In addition, the Subadvisor shall be responsive to requests from the Manager or the Trust’s Custodian for assistance in obtaining price sources for securities held in the Fund Account, as well as for periodically reviewing the prices of the securities assigned by the Manager or the Trust’s Custodian for reasonableness and advising the Manager should any such prices appear to be incorrect.

(d) The Subadvisor agrees to maintain adequate compliance procedures to ensure its compliance with the Act, the Advisers Act and other applicable federal and state regulations, and review information provided by the Manager to assist the Manager in its compliance review program.

(e) The Subadvisor agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

3. Allocation of Brokerage. The Subadvisor shall have authority and discretion to select brokers, dealers and futures commission merchants to execute portfolio transactions initiated by the Subadvisor, and for the selection of the markets on or in which the transactions will be executed.

(a) In doing so, the Subadvisor’s primary responsibility shall be to obtain the best net price and execution for the Fund. However, this responsibility shall not be deemed to obligate the Subadvisor to solicit competitive bids for each transaction, and the Subadvisor shall have no obligation to seek the lowest available commission cost to the Fund, so long as the Subadvisor determines that the broker, dealer or futures commission merchant is able to obtain the best net price and execution for the particular transaction taking into account all factors the Subadvisor deems relevant, including, but not limited to, the breadth of the market in the security or commodity, the price, the financial condition and execution capability of the broker, dealer or futures commission merchant and the reasonableness of any commission for the specific transaction and on a continuing basis. The Subadvisor may consider the brokerage and research services (as defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) made available by the broker to the Subadvisor viewed in terms of either that particular transaction or of the Subadvisor’s overall responsibilities with respect to its clients, including the Fund, as to which the Subadvisor exercises investment discretion, notwithstanding that the Fund may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge the Fund a lower commission on the particular transaction.

(b) The Manager shall have the right to request that specified transactions giving rise to brokerage commissions, in an amount to be agreed upon by the Manager and the Subadvisor, shall be executed by brokers and dealers that provide brokerage or research services to the Fund or the Manager, or as to which an on-going relationship will be of value to the Fund in the management of its assets, which services and relationship may, but need not, be of direct benefit to the Fund Account, so long as (i) the Manager determines that the broker or dealer is able to obtain the best net price and execution on a particular transaction and (ii) the Manager determines that the commission cost is reasonable in relation to the total quality and reliability of the brokerage and research services made available to the Fund or to the Manager for the benefit of its clients for which it exercises investment discretion, notwithstanding that the Fund Account may not be the direct or exclusive beneficiary of any such service or that another broker may be willing to charge the Fund a lower commission on the particular transaction.

(c) The Subadvisor agrees that it will not execute any portfolio transactions with a broker, dealer or futures commission merchant which is an “affiliated person” (as defined in the Act) of the Trust or of the Manager or of any subadvisor, including Subadvisor, for the Trust except in accordance with procedures adopted by the Trustees. The Manager agrees that it will provide the Subadvisor with a list of brokers and dealers which are “affiliated persons” of the Trust, the Manager or the Trust’s subadvisors.

4. Information Provided to the Manager and the Trust and to the Subadvisor

(a) The Subadvisor agrees that it will make available to the Manager and the Trust promptly upon their request copies of all of its investment records and ledgers with respect to the Fund Account to assist the Manager and the Trust in monitoring compliance with the Act, the Advisers Act, and other applicable laws. The Subadvisor will furnish the Trust’s Board of Trustees with such periodic and special reports with respect to the Fund Account as the Manager or the Board of Trustees may reasonably request.

(b) The Subadvisor agrees that it will notify the Manager and the Trust in the event that the Subadvisor or any of its affiliates: (i) becomes subject to a statutory disqualification that prevents the Subadvisor from serving as investment adviser pursuant to this Agreement; or (ii) is or expects to become the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission or other regulatory authority. Notification of an event within (i) shall be given immediately; notification of an event within (ii) shall be given promptly. The Subadvisor has provided the information about itself set forth in the Registration Statement and has reviewed the description of its operations, duties and responsibilities as stated therein and acknowledges that they are true and correct in all material respects and contain no material misstatement or omission, and it further agrees to notify the Manager immediately of any fact known to the Subadvisor respecting or relating to the Subadvisor that causes any statement in the Prospectus to become untrue or misleading in any material respect or that causes the Prospectus to omit to state a material fact.

(c) The Subadvisor represents that it is an investment adviser registered under the Advisers Act and other applicable laws and that the statements contained in the Subadvisor’s registration under the Advisers Act on Form ADV as of the date hereof, are true and correct and do not omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Subadvisor agrees to maintain the completeness and accuracy in all material respects of its registration on Form ADV in accordance with all legal requirements relating to that Form. The Subadvisor acknowledges that it is an “investment adviser” to the Fund within the meaning of the Act and the Advisers Act.

5. Compensation. The compensation of the Subadvisor for its services under this Agreement shall be calculated and paid by the Manager in accordance with the attached Schedule A. Pursuant to the provisions of the Management Agreement between the Trust and the Manager, the Manager is solely responsible for the payment of fees to the Subadvisor, and the Subadvisor agrees to seek payment of its fees solely from the Manager and not from the Trust or the Fund.

6. Other Investment Activities of the Subadvisor. The Manager acknowledges that the Subadvisor or one or more of its affiliates may have investment responsibilities or render investment advice to or perform other investment advisory services for other individuals or entities (“Affiliated Accounts”). The Manager agrees that the Subadvisor or its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from the advice given or the timing or nature of action taken with respect to the Fund Account, provided that the Subadvisor acts in good faith and provided further, that it is the Subadvisor’s policy to allocate, within its reasonable discretion, investment opportunities to the Fund Account over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and policies of the Fund and any specific investment restrictions applicable thereto. The Manager acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose or otherwise deal with positions in investments in which the Fund Account may have an interest from time to time, whether in transactions which involve the Fund Account or otherwise. The Subadvisor shall have no obligation to acquire for the Fund Account a position in any investment which any Affiliated Account may acquire, and the Fund shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Fund Account or otherwise.

7. Standard of Care. The Subadvisor shall exercise its best judgment in rendering the services provided by it under this Agreement. The Subadvisor shall not be liable for any act or omission, error of judgment or mistake of law or for any loss suffered by the Manager or the Trust in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Subadvisor against any liability to the Manager or the Trust or to holders of the Trust’s shares representing interests in the Fund to which the Subadvisor would otherwise be subject by reason of willful malfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Subadvisor’s reckless disregard of its obligations and duties under this Agreement.

8. Assignment. This Agreement shall terminate automatically in the event of its assignment (as defined in the Act and in the rules adopted under the Act). The Subadvisor shall notify the Trust in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the Act, as will enable the Trust to consider whether an assignment under the Act will occur, and to take the steps necessary to enter into a new contract with the Subadvisor or such other steps as the Board of Trustees may deem appropriate.

9. Amendment. This Agreement may be amended at any time, but only by written agreement between the Subadvisor and the Manager, which amendment is subject to the approval of the Trustees and the shareholders of the Trust in the manner required by the Act.

10. Effective Date; Term. This Agreement shall become effective on January 2, 2018 (the “Effective Date”), and shall continue in effect for two years from the Effective Date. Thereafter, the Agreement shall continue in effect only so long as its continuance has been specifically approved at least annually by the Trustees, or the shareholders of the Fund in the manner required by the Act. The aforesaid requirement shall be construed in a manner consistent with the Act and the rules and regulations thereunder.

11. Termination. This Agreement may be terminated by (i) the Manager at anytime without penalty, upon reasonable written notice to the Subadvisor and the Trust, (ii) at any time without penalty by the Trustees or by vote of a majority of the outstanding voting securities of the Fund (as defined in the Act) on not more than 60 days’ written notice to the Subadvisor or (iii) by the Subadvisor at any time without penalty, upon thirty (30) days’ written notice to the Manager and the Trust.

12. Confidentiality. The Subadvisor shall treat as confidential all information pertaining to the Fund and actions of the Fund, the Manager and the Subadvisor, provided that it may disclose such information to those third parties required to carry out its duties hereunder, and the Manager shall treat as confidential all information furnished to the Fund or the Manager by the Subadvisor in connection with its duties under the Agreement, provided that it may disclose such information to those third parties required to carry out its duties hereunder, except that the aforesaid information need not be treated as confidential if required to be disclosed under applicable law so long as the Manager provides Subadvisor with prompt notice of such disclosure, if generally available to the public through means other than by disclosure by the Subadvisor or the Manager, or if available from a source other than the Manager, Subadvisor or the Fund.

13. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby but shall continue in full force and effect.

14. Applicable Law. The provisions of this Agreement shall be construed in a manner consistent with the requirements of the Act and the rules and regulations thereunder. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed, and enforced according to the laws of the State of Connecticut.

AMG FUNDS LLC

BY:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne
Title:	Chief Operating Officer

DATE:	12/14/17

Accepted:
CSIM INVESTMENT MANAGEMENT LLC

BY:	/s/ Jason Barg
Name: Jason Barg
Title: Authorized Signer

DATE:	12/15/17

Acknowledged:
AMG FUNDS I

BY:	/s/ Thomas Disbrow
Name:	Thomas Disbrow
Title:	Treasurer, Chief Financial Officer and
Principal Financial Officer

DATE:	12/14/17

SCHEDULES:         A. Fee Schedule.

SCHEDULE A

SUBADVISOR FEE

The Manager shall pay to the Subadvisor a quarterly gross investment subadvisory fee for each calendar quarter at an annual rate equal to 0.45% per annum of the average daily net assets of AMG Managers CenterSquare Real Estate Fund for the first $50 million of assets under management, 0.40% for the next $50 million, 0.35% for the next $50 million, 0.325% for the next $50 million, and 0.30% on amounts in excess of $200 million, provided that, if the quarterly gross investment subadvisory fee for any calendar quarter would equal less than 0.32% of the average daily net assets of AMG Managers CenterSquare Real Estate Fund, a quarterly gross investment subadvisory fee of 0.32% of the average daily net assets of AMG Managers CenterSquare Real Estate Fund shall be paid to the Subadvisor for such quarter. The fee shall be pro-rated for any calendar quarter during which the contract is in effect for only a portion of the quarter.

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